BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
January 17, 2019	News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Richard Baytosh Senior Vice President Investor Relations (336) 733-0732	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports record annual earnings of $3.1 billion; $3.91 per diluted share Quarterly earnings totaled $0.97 per diluted share, up 26.0 percent compared to 2017

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported earnings for the fourth quarter of 2018. Net income available to common shareholders was $754 million. Earnings per diluted common share were $0.97 for the fourth quarter of 2018, down from $1.01 last quarter. Results for the fourth quarter produced an annualized return on average assets of 1.43 percent and an annualized return on average common shareholders' equity of 11.14 percent.

Excluding merger-related and restructuring charges of $76 million ($59 million after-tax), net income available to common shareholders was $813 million, or $1.05 per diluted share, up from $1.03 last quarter.

Net income available to common shareholders was $789 million ($1.01 per diluted share) for the third quarter of 2018 and $614 million ($0.77 per diluted share) for the fourth quarter of 2017.

For the full year, net income available to common shareholders was a record $3.1 billion, or $3.91 per diluted share. For 2017, net income available to common shareholders was $2.2 billion, or $2.74 per diluted share. Excluding merger-related and restructuring charges and selected items, adjusted diluted earnings per share was $4.05 for 2018, up 29.0 percent compared to $3.14 for 2017.

"We are pleased to report record taxable-equivalent revenues of $3.0 billion and strong fourth-quarter and record full-year earnings, while we continue to make significant investments in our digital platform to enhance our clients' experiences," said Chairman and Chief Executive Officer Kelly S. King.

"Our diversified businesses continue to perform well, as evidenced by quarterly record revenues of $487 million from insurance income and $139 million from investment banking income. Our GAAP efficiency ratio increased to 60.7 percent due to higher merger-related and restructuring charges. Our adjusted efficiency ratio was 56.5 percent, which is at the lowest level since 2014. We also delivered solid loan growth for the quarter," King said.

"Asset quality remains excellent and nonperforming assets improved further during the fourth quarter," King said.

Fourth Quarter 2018 Performance Highlights

•	Earnings per diluted common share were $0.97, down $0.04 compared to third quarter of 2018

-	Diluted earnings per share was $1.05, excluding merger-related and restructuring charges

-	Return on average assets was 1.43 percent

-	Return on average common shareholders' equity was 11.14 percent

-	Return on average tangible common shareholders' equity was 19.02 percent

•	Taxable-equivalent revenues were a record $3.0 billion, up $11 million from the third quarter of 2018

-	Net interest margin was 3.49 percent, up two basis points from the prior quarter

-	Noninterest income was essentially flat; excluding income from post-employment assets that are offset by personnel expense, noninterest income was up $32 million from the prior quarter

-	Insurance income was a record $487 million, up $39 million from the prior quarter

-	Investment banking and brokerage fees and commissions was a record $139 million, up $23 million from the prior quarter

-	Fee income ratio was 42.0 percent, compared to 42.3 percent for the prior quarter

•	Noninterest expense was $1.8 billion, up $42 million compared to the third quarter of 2018

-	Noninterest expense was down $71 million compared to the fourth quarter of 2017

-	GAAP efficiency ratio was 60.7 percent, compared to 59.5 percent for the prior quarter

-	Adjusted efficiency ratio was 56.5 percent, compared to 57.3 percent for the prior quarter

•	Average loans and leases held for investment were $147.5 billion, up $1.3 billion, or 3.6 percent annualized compared to the third quarter of 2018

-	Average commercial and industrial loans increased $653 million, or 4.3 percent annualized

-	Average CRE loans decreased $195 million, or 3.6 percent annualized

-	Average residential mortgage loans increased $603 million, or 7.8 percent annualized

-	Average indirect loans increased $154 million, or 3.5 percent annualized

-	Average revolving credit increased $123 million, or 16.6 percent annualized

•	Average deposits were $157.8 billion compared to $157.3 billion for the third quarter of 2018

-	Average noninterest-bearing deposits decreased $442 million, or 3.2 percent annualized

-	Average noninterest-bearing deposits represent 34.0 percent of total deposits, compared to 34.4 percent in the prior quarter

-	Cost of average interest-bearing deposits was 0.78 percent annualized, up 12 basis points

-	Cost of average total deposits was 0.52 percent annualized, up nine basis points

•	Asset quality remains excellent

-	Nonperforming assets were 0.26 percent of total assets; lower than levels in 2006

-	Loans 90 days or more past due and still accruing were 0.31 percent of loans held for investment, compared to 0.29 percent in the prior quarter

-	Net charge-offs were 0.38 percent of average loans and leases, up three basis points

-	The allowance for loan loss coverage ratio was 2.99 times nonperforming loans held for investment, versus 2.86 times in the prior quarter

-	The allowance for loan and lease losses was 1.05 percent of loans held for investment, unchanged compared to the prior quarter

•	Capital levels remained strong across the board

-	Common equity tier 1 to risk-weighted assets was 10.2 percent

-	Tier 1 risk-based capital was 11.8 percent

-	Total capital was 13.8 percent

-	Leverage capital was 9.9 percent

EARNINGS HIGHLIGHTS				Change 4Q18 vs.
(dollars in millions, except per share data)	4Q18	3Q18	4Q17	3Q18	4Q17
Net income available to common shareholders	$754	$789	$614	$(35)	$140
Diluted earnings per common share	0.97	1.01	0.77	(0.04)	0.20

Net interest income - taxable equivalent	$1,729	$1,714	$1,682	$15	$47
Noninterest income	1,235	1,239	1,225	(4)	10
Total taxable-equivalent revenue	$2,964	$2,953	$2,907	$11	$57
Less taxable-equivalent adjustment	24	27	38
Total revenue	$2,940	$2,926	$2,869

Return on average assets	1.43%	1.49%	1.19%	(0.06)%	0.24%
Return on average risk-weighted assets	1.77	1.85	1.50	(0.08)	0.27
Return on average common shareholders' equity	11.14	11.69	9.10	(0.55)	2.04
Return on average tangible common shareholders' equity (1)	19.02	20.00	15.35	(0.98)	3.67
Net interest margin - taxable equivalent	3.49	3.47	3.43	0.02	0.06

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2018 compared to Third Quarter 2018

Total taxable-equivalent revenues were $3.0 billion for the fourth quarter of 2018, an increase of $11 million compared to the prior quarter, primarily driven by an increase of $15 million in taxable-equivalent net interest income.

The net interest margin was 3.49 percent for the fourth quarter, up two basis points compared to the prior quarter. Average earning assets increased $1.0 billion, which reflects a $968 million increase in average total loans and leases. Average interest-bearing liabilities increased $1.2 billion, driven by a $1.0 billion increase in average interest-bearing deposits and an increase of $956 million in average short-term borrowings, partially offset by a decrease of $723 million in average long-term debt.

The annualized yield on the total loan portfolio for the fourth quarter was 4.96 percent, up 13 basis points, reflecting the impact of rate increases. The annualized yield on the average securities portfolio for the fourth quarter was 2.53 percent, up six basis points compared to the prior quarter.

The average annualized cost of total deposits was 0.52 percent, up nine basis points compared to the prior quarter. The average annualized cost of interest-bearing deposits was 0.78 percent, up 12 basis points compared to the prior quarter. The average annualized rate on long-term debt was 3.19 percent, up 20 basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 2.18 percent, up 24 basis points compared to the prior quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $146 million, and net charge-offs were $143 million for the fourth quarter, compared to $135 million and $127 million, respectively, for the prior quarter.

Noninterest income was $1.2 billion, flat compared to the prior quarter. Excluding a $36 million decrease in income related to assets for certain post-employment benefits, which is primarily offset by lower personnel expense, noninterest income increased $32 million, or 10.4 percent annualized.

Insurance income increased $39 million to a record $487 million primarily due to seasonality, as well as higher production. Investment banking and brokerage fees and commissions increased $23 million to a record $139 million due to strong activity in debt and equity deals and higher managed account fees. Other income decreased $77 million primarily due to a $18 million decrease in income from SBIC private equity investments and a $36 million decrease in income related to assets for certain post-employment benefits, which is primarily offset by lower personnel expense.

Noninterest expense was $1.8 billion for the fourth quarter, up $42 million compared to the prior quarter. This increase is primarily due to higher charges as a result of restructuring initiatives, including $50 million of personnel costs for severance and other benefits and $26 million primarily related to costs to exit facilities. These restructuring activities will allow continued investment in the company's digital strategy, while maintaining disciplined cost control. Noninterest expenses were lower $36 million related to assets for certain post-employment benefits, which is primarily offset by lower noninterest income. Excluding these items, noninterest expenses were up $20 million compared to the prior quarter.

Personnel expense was essentially flat compared to the prior quarter and FTEs were down 381. Incentives expense increased $36 million due to improved performance relative to targets. Capitalized employee costs were lower resulting from efficiencies in the loan closing process. These increases were offset by a $36 million decrease in certain post-employment benefits expense and a decrease in equity-based compensation. The lower post-employment benefits expense is offset in other income. Regulatory charges decreased $19 million as a result of the deposit insurance fund reaching the targeted level, which eliminated the special assessment for larger institutions.

The provision for income taxes was $205 million for the fourth quarter, compared to $210 million for the prior quarter. The effective tax rate for the fourth quarter was 20.3 percent, compared to 20.0 percent for the prior quarter.

Fourth Quarter 2018 compared to Fourth Quarter 2017

Total taxable-equivalent revenues were $3.0 billion for the fourth quarter of 2018, an increase of $57 million compared to the earlier quarter, which reflects an increase of $47 million in taxable-equivalent net interest income and an increase of $10 million in noninterest income.

Net interest margin was 3.49 percent, up six basis points compared to the earlier quarter. Average earning assets increased $1.9 billion. The increase in average earnings assets reflects a $4.4 billion increase in average total loans and leases, partially offset by decreases of $1.5 billion and $977 million in average securities and average other earning assets, respectively. Average interest-bearing liabilities increased $1.9 billion compared to the earlier quarter. Average long-term debt increased $849 million, while average short-term borrowings increased $637 million and average interest-bearing deposits increased $439 million. The annualized yield on the total loan portfolio for the fourth quarter of 2018 was 4.96 percent, up 46 basis points compared to the earlier quarter, reflecting the impact of rate increases. The annualized yield on the average securities portfolio was 2.53 percent, up 11 basis points compared to the earlier period.

The average annualized cost of total deposits was 0.52 percent, up 26 basis points compared to the earlier quarter. The average annualized cost of interest-bearing deposits was 0.78 percent, up 38 basis points compared to the earlier quarter. The average annualized rate on long-term debt was 3.19 percent, up 83 basis points compared to the earlier quarter. The average annualized rate on short-term borrowings was 2.18 percent, up 105 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $146 million, compared to $138 million for the earlier quarter. Net charge-offs for the fourth quarter of 2018 totaled $143 million compared to $130 million in the earlier period.

Noninterest income for the fourth quarter of 2018 was up $10 million compared to the earlier quarter. Excluding a $37 million decrease in income related to assets for certain post-employment benefits, which is primarily offset by lower personnel expense, noninterest income increased $47 million.

Insurance income increased $69 million to a record due to higher production and the acquisition of Regions Insurance, which contributed $34 million. Mortgage banking income decreased $18 million primarily due to lower gain-on-sale margins and retaining more production on the balance sheet. Investment banking and brokerage fees and commissions increased $28 million to a record, primarily as a result of strong activity in debt and equity deals and higher managed account fees. Other income decreased $73 million primarily due to a $15 million decrease in income from SBIC private equity investments, and a $37 million decrease due to lower income related to assets for certain post-employment benefits. The decrease in post-employment benefit income is primarily offset by lower personnel expense.

Noninterest expense for the fourth quarter of 2018 was down $71 million compared to the earlier quarter. The current quarter includes $28 million of additional operating expenses associated with the Regions Insurance acquisition and an increase of $54 million in merger-related and restructuring charges. The earlier quarter included $136 million of expenses due to actions taken in connection with the passage of tax reform legislation. Noninterest expenses were lower $37 million related to assets for certain post-employment benefits, which is primarily offset by lower noninterest income. Excluding these items, noninterest expense was up $20 million compared to the earlier quarter.

Personnel expense increased $24 million compared to the earlier quarter. This increase included $20 million of personnel expense resulting from the Regions Insurance acquisition. In addition, capitalized employee costs were $29 million lower due to efficiencies in the loan closing process and defined benefit plan expenses were higher. These increases were partially offset by a $37 million decrease for certain post-employment benefits. Incentive expenses were slightly lower compared to the earlier quarter. The earlier quarter included $36 million for a one-time bonus paid to associates who do not generally receive incentives or commissions, which was partially offset by higher performance-based incentive expense in the current quarter. Regulatory charges decreased $20 million as a result of the deposit insurance fund reaching the targeted level. Other expense decreased $124 million compared to the earlier quarter primarily due to a $100 million contribution to BB&T's philanthropic fund made in the earlier quarter and an increase in income on pension plan assets.

The provision for income taxes was $205 million for the fourth quarter of 2018, compared to $209 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 2018 of 20.3 percent, compared to 23.9 percent for the earlier quarter. The provision for income taxes for the current quarter reflects the new lower federal tax rate, while the earlier quarter included a net benefit of $43 million related to the impact of tax reform.

LOANS AND LEASES
(dollars in millions)
Average balances	4Q18	3Q18	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$60,553	$59,900	$653	4.3%
CRE	21,301	21,496	(195)	(3.6)
Lease financing	1,990	1,941	49	10.0
Total commercial	83,844	83,337	507	2.4
Retail:
Residential mortgage	31,103	30,500	603	7.8
Direct	11,600	11,613	(13)	(0.4)
Indirect	17,436	17,282	154	3.5
Total retail	60,139	59,395	744	5.0
Revolving credit	3,070	2,947	123	16.6
PCI	486	518	(32)	(24.5)
Total loans and leases held for investment	$147,539	$146,197	$1,342	3.6

Average loans held for investment for the fourth quarter of 2018 were $147.5 billion, up $1.3 billion, or 3.6 percent annualized compared to the third quarter of 2018.

Average commercial and industrial loans increased $653 million driven by strong growth in corporate banking and dealer floor plan, partially offset by a decline in mortgage warehouse lending. Average residential mortgage loans increased $603 million primarily due to the retention of a portion of the conforming mortgage production.

Average indirect retail loans increased $154 million. This increase was primarily due to strong growth in automobile lending.

Average revolving credit increased $123 million due to a new product launched early in the third quarter and higher seasonal spending.

DEPOSITS
(dollars in millions)
Average balances	4Q18	3Q18	Change	% Change
				(annualized)
Noninterest-bearing deposits	$53,732	$54,174	$(442)	(3.2)%
Interest checking	26,921	26,655	266	4.0
Money market and savings	62,261	62,957	(696)	(4.4)
Time deposits	14,682	13,353	1,329	39.5
Foreign office deposits - interest-bearing	246	132	114	NM
Total deposits	$157,842	$157,271	$571	1.4
NM - not meaningful.

Average deposits for the fourth quarter were $157.8 billion, up $571 million compared to the prior quarter. Average noninterest-bearing deposits decreased $442 million, driven by decreases in commercial balances.

Average interest checking increased $266 million primarily due to increases in commercial and public fund balances, partially offset by a decrease in personal balances. Average money market and savings deposits decreased $696 million primarily due to a decrease in commercial balances. Average time deposits increased $1.3 billion primarily due to increases in commercial balances. Average foreign office deposits increased $114 million due to changes in the overall funding mix.

Noninterest-bearing deposits represented 34.0 percent of total average deposits for the fourth quarter, compared to 34.4 percent for the prior quarter and 34.4 percent a year ago. The cost of total deposits was 0.52 percent for the fourth quarter, up nine basis points compared to the prior quarter. The cost of interest-bearing deposits was 0.78 percent for the fourth quarter, up 12 basis points compared to the prior quarter.

SEGMENT RESULTS				Change 4Q18 vs.
(dollars in millions)
Segment Net Income	4Q18	3Q18	4Q17	3Q18	4Q17
Community Banking Retail and Consumer Finance	$384	$393	$264	$(9)	$120
Community Banking Commercial	329	310	234	19	95
Financial Services and Commercial Finance	155	149	136	6	19
Insurance Holdings	77	43	33	34	44
Other, Treasury & Corporate	(140)	(56)	—	(84)	(140)
Total net income	$805	$839	$667	$(34)	$138

Fourth Quarter 2018 compared to Third Quarter 2018

Community Banking Retail and Consumer Finance ("CB-Retail")

CB-Retail serves retail clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB-Retail includes Dealer Retail Services, which originates loans on an indirect basis to consumers for the purchase of automobiles, boats and recreational vehicles. Additionally, CB-Retail includes specialty finance lending, small equipment leasing and other products for consumers. CB-Retail also includes Residential Mortgage Banking, which originates and purchases mortgage loans to either hold for investment or sell to third parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

CB-Retail net income was $384 million for the fourth quarter of 2018, a decrease of $9 million compared to the prior quarter. Segment net interest income increased primarily due to higher funding spreads on deposits and average loan growth, partially offset by lower credit spreads on loans and a decline in average deposits. The allocated provision for credit losses increased $30 million due to seasonally higher net charge-offs and higher incurred loss estimates.

CB-Retail average loans and leases held for investment increased $624 million, or 3.8 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by growth in average residential mortgage loans of $607 million, or 7.9 percent annualized, indirect loans of $154 million, or 3.5 percent annualized, and revolving credit of $123 million, or 16.6 percent annualized. These increases were partially offset by a decline in average mortgage warehouse lending of $224 million, or 58.1 percent annualized.

CB-Retail average total deposits decreased $787 million, or 4.0 percent on an annualized basis, compared to the prior quarter. The decrease was primarily driven by a decline in average noninterest-bearing deposits of $360 million, or 8.4 percent annualized, interest checking of $325 million, or 8.3 percent annualized, and time deposits of $259 million, or 9.2 percent annualized. These decreases were partially offset by an increase in money market and savings of $156 million, or 1.8 percent annualized.

Community Banking Commercial ("CB-Commercial")

CB-Commercial serves large, medium and small business clients by offering a variety of loan and deposit products and by connecting clients to the combined organization's broad array of financial services. CB-Commercial includes CRE lending, commercial and industrial lending, corporate banking, asset-based lending, dealer inventory financing, tax-exempt financing, cash management and treasury services, and commercial deposit products.

CB-Commercial net income was $329 million for the fourth quarter of 2018, an increase of $19 million compared to the prior quarter. Segment net interest income increased $20 million primarily due to higher funding spreads on deposits. The allocated provision for credit losses declined slightly due to a decrease in incurred loss estimates, substantially offset by loan growth. Noninterest expense increased primarily due to higher restructuring charges as a result of restructuring initiatives.

CB-Commercial average loans and leases held for investment increased $54 million, or 0.4 percent on an annualized basis compared to the prior quarter. Average commercial and industrial loans increased $279 million, or 3.4 percent annualized, while average commercial real estate loans declined $213 million, or 4.3 annualized. Average total deposits decreased slightly compared to the prior quarter. Average money market and savings decreased $442 million, or 11.0 percent annualized, time deposits decreased $32 million, or 12.8 percent annualized, and noninterest-bearing deposits declined $24 million, or 0.3 percent annualized. These decreases were largely offset by an increase in average interest checking of $473 million, or 22.9 percent annualized.

Financial Services and Commercial Finance ("FS&CF")

FS&CF provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, capital markets and corporate banking services, specialty finance and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, the segment includes BB&T Securities, a full-service brokerage and investment banking firm, which offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds. The Corporate Banking Division originates and services large corporate relationships, syndicated lending relationships and client derivatives while the specialty finance products offered by FS&CF include equipment finance, tax-exempt financing for local governments and special-purpose entities, and full-service commercial mortgage banking lending.

FS&CF net income was $155 million for the fourth quarter of 2018, an increase of $6 million compared to the prior quarter. Segment net interest income increased primarily due to higher funding spreads and average loan growth, partially offset by a decline in average deposits. Noninterest income increased primarily due to record investment banking and brokerage fees and commissions as a result of strong activity in debt and equity deals and higher managed account fees, partially offset by a decline in noninterest fees on loans. Noninterest expense increased $22 million primarily due to higher personnel expense driven by performance-based incentives as well as higher restructuring charges as a result of restructuring initiatives.

FS&CF average loans and leases held for investment increased $806 million, or 11.7 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by higher loans held for investment for Corporate Banking of $692 million, or 17.6 percent annualized; Equipment Finance of $95 million, or 13.0 percent annualized; and BB&T Wealth of $60 million, or 12.2 percent annualized.

FS&CF average total deposits decreased $601 million, or 8.4 percent on an annualized basis, compared to the prior quarter driven by decline in average total deposits for Corporate Banking of $703 million, or 32.3 percent annualized, partially offset by an increase for BB&T Wealth of $58 million, or 1.6 percent annualized.

Insurance Holdings ("IH")

BB&T's insurance agency / brokerage network is the fifth largest in the world. IH provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH includes commercial and retail insurance premium finance.

IH net income was $77 million for the fourth quarter of 2018, an increase of $34 million compared to the prior quarter. Noninterest income increased $44 million to a record, primarily driven by higher property and casualty insurance commissions due to seasonality and increased life insurance commissions driven by improved production and seasonality. Noninterest expense was essentially flat compared to the prior quarter.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

OT&C generated a net loss of $140 million for the fourth quarter of 2018, compared to a net loss of $56 million for the prior quarter. Segment net interest income decreased $27 million primarily due to an increase in the rate and average balance for short-term debt, an increase in the rate for long-term debt and an increase in the net credit for funds provided to other operating segments, partially offset by the increase in the yield for average securities. Noninterest income decreased $71 million primarily due to lower income related to assets for certain post-employment benefits and a decline in income from SBIC private equity investments. The allocated provision for credit losses decreased primarily due to a decline in the provision for unfunded commitments. Noninterest expense increased primarily due to higher restructuring charges as a result of restructuring initiatives, partially offset by a decline in personnel expense due to lower expense related to assets for certain post-employment benefits. The benefit for income taxes increased primarily due to a higher pre-tax loss compared to the prior quarter.

Fourth Quarter 2018 compared to Fourth Quarter 2017

Community Banking Retail and Consumer Finance

CB-Retail net income was $384 million for the fourth quarter of 2018, an increase of $120 million compared to the earlier quarter. Segment net interest income increased $74 million due to higher funding spreads on deposits, average loan growth and average deposit growth, partially offset by lower credit spreads on loans. The allocated provision for credit losses increased due to higher net charge-offs and an increase in incurred loss estimates. Noninterest expense decreased $33 million primarily due to a decline in personnel expense as a result of a one-time bonus in the earlier quarter to associates who do not generally receive incentives or commission, as well as decreases in loan-related expense and professional services. These decreases were partially offset by an increase in restructuring charges as a result of restructuring initiatives. The provision for income taxes decreased $33 million due to the lower federal tax rate compared to the earlier quarter.

Community Banking Commercial

CB-Commercial net income was $329 million for the fourth quarter of 2018, an increase of $95 million compared to the earlier quarter. Segment net interest income increased $45 million primarily driven by higher funding spreads and average loan growth, partially offset by lower credit spreads on loans. Noninterest expense decreased primarily due to a decline in allocated corporate expenses and smaller decreases in other expenses, partially offset by an increase in personnel expense driven by lower capitalized employee costs resulting from efficiencies in the loan closing process and an increase in restructuring charges. The provision for income taxes decreased $32 million compared to the earlier quarter due to the lower federal tax rate.

Financial Services and Commercial Finance

FS&CF net income was $155 million for the fourth quarter of 2018, an increase of $19 million compared to the earlier quarter. Segment net interest income increased $32 million primarily driven by higher funding spreads and average loan growth, partially offset by lower credit spreads on loans and a decline in average deposits. Noninterest income increased primarily due to record investment banking and brokerage fees and commissions as a result of strong activity in debt and equity deals and higher managed account fees, partially offset by a decline in noninterest fees on loans and commercial mortgage banking income. The allocated provision for credit losses increased primarily due to loan growth and moderating improvement in incurred loss estimates. Noninterest expense increased $27 million primarily due to higher personnel expense, restructuring charges and professional services. The provision for income taxes decreased $24 million due to the lower federal tax rate.

Insurance Holdings

IH net income was $77 million for the fourth quarter of 2018, an increase of $44 million compared to the earlier quarter. Noninterest income increased $68 million to a record, primarily due to higher production and the acquisition of Regions Insurance, which contributed $34 million. Noninterest expense increased $22 million primarily due to the acquisition of Regions Insurance.

Other, Treasury & Corporate

OT&C generated a net loss of $140 million in the fourth quarter of 2018, a decrease of $140 million compared to the break-even results from the earlier quarter. Segment net interest income decreased $93 million primarily due to an increase in the rates and average balances for long-term debt and short-term borrowings, and an increase in the net credit for funds provided to other operating segments. Noninterest income decreased $64 million primarily due to lower income related to assets for certain post-employment benefits and a decline in income from SBIC private equity investments. The allocated provision for credit losses decreased primarily due to a decline in the provision for unfunded commitments and a decline in the provision for PCI loans. Noninterest expense decreased $78 million primarily due to a $100 million charitable contribution in the earlier quarter to BB&T's philanthropic fund and lower expense related to assets for certain post-employment benefits. These decreases were partially offset by a decline in corporate expenses allocated to other operating segments and an increase in restructuring charges as a result of restructuring initiatives. The benefit for income taxes decreased $80 million primarily due to the lower federal tax rate in the current quarter and a net tax benefit of $43 million in the earlier quarter related to the impact of tax reform.

CAPITAL RATIOS	4Q18	3Q18	2Q18	1Q18	4Q17
Risk-based:	(preliminary)
Common equity Tier 1	10.2%	10.2%	10.2%	10.2%	10.2%
Tier 1	11.8	11.9	11.9	12.0	11.9
Total	13.8	13.9	13.9	14.0	13.9
Leverage	9.9	10.0	10.0	9.9	9.9

Capital levels remained strong at December 31, 2018. BB&T declared common dividends of $0.405 per share during the fourth quarter of 2018, which resulted in a dividend payout ratio of 41.1 percent. BB&T completed $375 million of share repurchases during the quarter. The total payout ratio for the fourth quarter of 2018 was 90.8 percent.

BB&T's modified liquidity coverage ratio was approximately 126 percent at December 31, 2018, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14.7 percent at December 31, 2018.

ASSET QUALITY
(dollars in millions)	4Q18	3Q18	2Q18	1Q18	4Q17
Total nonperforming assets	$585	$601	$624	$669	$627
Total performing TDRs	1,119	1,090	1,073	1,042	1,043
Total loans 90 days past due and still accruing	462	431	435	490	548
Total loans 30-89 days past due	1,044	1,075	905	814	1,052

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.35%	0.37%	0.38%	0.42%	0.40%
Nonperforming assets as a percentage of total assets	0.26	0.27	0.28	0.30	0.28
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.05	1.05	1.05	1.05	1.04
Net charge-offs as a percentage of average loans and leases, annualized	0.38	0.35	0.30	0.41	0.36
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.76x	3.05x	3.49x	2.55x	2.89x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.99x	2.86x	2.74x	2.49x	2.62x

Nonperforming assets totaled $585 million at December 31, 2018, down $16 million compared to September 30, 2018. Nonperforming loans and leases represented 0.35 percent of loans and leases held for investment, a two basis point decrease compared to September 30, 2018. The decrease in nonperforming assets was primarily due to a decline in nonperforming commercial and industrial loans, partially offset by increases in smaller portfolios.

Performing TDRs were up $29 million during the fourth quarter primarily in commercial and industrial, indirect lending and residential mortgage.

Loans 90 days or more past due and still accruing totaled $462 million at December 31, 2018, up $31 million compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.31 percent at December 31, 2018, compared to 0.29 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at December 31, 2018, unchanged from the prior quarter.

Loans 30-89 days past due and still accruing totaled $1.0 billion at December 31, 2018, down $31 million compared to the prior quarter.

Net charge-offs during the fourth quarter totaled $143 million, up $16 million compared to the prior quarter driven by indirect loans. As a percentage of average loans and leases, annualized net charge-offs were 0.38 percent, up three basis points compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.5 billion, up $21 million compared to the prior quarter. As of December 31, 2018, the total allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, unchanged compared to September 30, 2018.

The allowance for loan and lease losses was 2.99 times nonperforming loans and leases held for investment, compared to 2.86 times at September 30, 2018. At December 31, 2018, the allowance for loan and lease losses was 2.76 times annualized net charge-offs, compared to 3.05 times at September 30, 2018.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live fourth quarter 2018 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 876127. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 6326592).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's Fourth Quarter 2018 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $225.7 billion in assets and market capitalization of approximately $33.1 billion as of December 31, 2018. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,800 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.
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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

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The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

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Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The interest income and average balances for PCI loans are excluded in their entirety as the accounting for these loans can result in significant and unusual trends in yields. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn are excluded to approximate their yields at the pre-acquisition rates. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of BB&T's earning assets.

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The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. BB&T's management uses these measures in their analysis of the Corporation's performance. BB&T's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Fourth Quarter 2018 Quarterly Performance Summary, which is available at https://bbt.investorroom.com/quarterly-earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

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general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit and/or asset growth, and a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

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disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe, the eventual exit of the United Kingdom from the European Union;

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changes in the interest rate environment, including interest rate changes made by the Federal Reserve, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans and deposits as well as the value of other financial assets and liabilities;

●	competitive pressures among depository and other financial institutions may increase significantly;
●	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
●	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
●	a reduction may occur in BB&T's credit ratings;
●	adverse changes may occur in the securities markets;
●	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
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cybersecurity risks could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

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higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T;

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natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

●	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

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failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

●	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;
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unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

●	risks resulting from the extensive use of models;
●	risk management measures may not be fully effective;
●	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations; and
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widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.